Exhibit 99.2

Delek US Holdings Announces Pricing of Upsized Secondary Offering by Selling Stockholder

BRENTWOOD, Tenn.—(BUSINESS WIRE)—March 14, 2013—Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced today the pricing of an underwritten secondary offering of 9,000,000 shares of its common stock offered by Delek Hungary Holding Limited Liability Company (the “Selling Stockholder”) at $39.50 per share. The underwriters have been granted a 30-day option to purchase up to an additional 1,350,000 shares of common stock from the Selling Stockholder at the same price, less underwriting discounts. The offering was upsized to 9,000,000 shares of common stock from the original offering size of 7,825,000 shares of common stock. The offering is expected to close on or about March 20, 2013, subject to customary closing conditions.

Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as joint book-running managers for the offering.

A shelf registration statement (including a prospectus) for the offering to which this communication relates was previously filed by Delek US with the U.S. Securities and Exchange Commission (“SEC”) and became effective on February 7, 2011. A preliminary prospectus relating to the offering has been filed with the SEC. The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained without charge from:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-888-603-5847 barclaysprospectus@broadridge.com	Deutsche Bank Securities Inc. Attention: Prospectus Department 60 Wall Street New York, NY 10005-2836 Telephone: 1-800-503-4611 Email: prospectus.cpdg@db.com

Credit Suisse Securities (USA) LLC c/o Credit Suisse Prospectus Department One Madison Avenue New York, NY 10010 Telephone: 1-800-221-1037 Email: newyork.prospectus@credit-suisse.com	Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street New York, NY 10282 Telephone: 866-471-2526 E-mail:prospectus-ny@ny.email.gs.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including the risk that the offering may not be consummated. There can be no assurance that actual results will not differ from those expected by management of Delek US. Delek US undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof.

About Delek US Holdings

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing.

Contacts

Delek US Holdings, Inc.

Keith Johnson, 615-435-1366

Vice President of Investor Relations

or

Alpha IR Group

Chris Hodges, 312-589-3505

Founder & CEO